Exhibit 4.49

Supplementary Agreement to the Trademark License Agreement

Licensor:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, No. 10 Shangdi 10th Street, Haidian District, Beijing

Licensee:	Beijing Baidu Netcom Science Technology Co., Ltd.
Address:	2/F, No. 10 Shangdi 10th Street, Haidian District, Beijing

(Collectively, the “Parties”)

WHEREAS, Licensor and Licensee have made a certain Trademark License Agreement dated March 1, 2004 (the “Original Agreement”).

NOW, THEREFORE, the Parties agree through friendly negotiation to amend the Original Agreement as follows on March 1, 2010:

Article 10.1 of the Original Agreement which reads:

“This Agreement has been duly executed as of the date first set forth above and shall be effective simultaneously. The term of this Agreement is five (5) years unless the early termination set forth in this Agreement.”

Article 10.2 of the Original Agreement which reads:

“This Agreement has been duly executed as of the date first set forth above and shall be effective simultaneously. The term of this Agreement is five (5) years unless the early termination set forth in this Agreement.”

For the reason of the business of Party B and also to encourage Party B to extend its business and use the trademark in a long-term period, Party A hereby agrees to extend the term for five (5) years.

This Agreement shall be executed in two originals, with each party holding one original. All originals shall have the same legal effect and will be effective upon signature and affixture of seals by the Parties. This agreement shall take effect as of the date first set forth above.

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

By:	/s/ Haoyu Shen

Title:	Legal representative/authorized representative
Seal:	[Baidu Online Network Technology (Beijing) Co., Ltd. seal]

Party B: Beijing Baidu Netcom Science Technology Co., Ltd.

By:	/s/ Zhixiang Liang

Title:	Legal representative/authorized representative
Seal:	[Beijing Baidu Netcom Science Technology Co., Ltd. seal]

Exhibit 4.49

Supplementary Agreement to the Trademark License Agreement

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B:	Beijing Baidu Netcom Science Technology Co., Ltd.
Address:	2/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing

(Collectively, the “Parties”)

WHEREAS, Party A and Party B have made a certain Trademark License Agreement dated March 1, 2004 (the “Original Agreement”).

NOW, THEREFORE, the Parties agree through friendly negotiation to amend the Original Agreement as follows on April 22, 2010:

1. The Parties agree to add the following to Article 2 of Appendix 2 of the Original Agreement:

“Party A is entitled to decide at its sole discretion the Fee under this Agreement and its calculation method.”

2. This Agreement is an integral part of this Agreement. If there is any consistency between this Agreement and the Original Agreement, this Agreement shall prevail. Any matter that is not provided under this Agreement shall be governed by the Original Agreement.

3. This Agreement shall be executed in two originals, with each party holding one original. All originals shall have the same legal effect and will be effective upon signature and affixture of seals by the Parties.

Party A:     Baidu Online Network Technology (Beijing) Co., Ltd.

By:	/s/ Haoyu Shen

Title:	Legal representative/authorized representative

Seal:	[Baidu Online Network Technology (Beijing) Co., Ltd. seal]

Party B:     Beijing Baidu Netcom Science Technology Co., Ltd.

By:	/s/ Zhixiang Liang

Title:	Legal representative/authorized representative
Seal:	[Beijing Baidu Netcom Science Technology Co., Ltd. seal]